Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Julie Albrecht
+1 425-453-9400

ESTERLINE REPORTS FINANCIAL RESULTS FOR THIRD FISCAL QUARTER OF 2015

•	Fiscal third quarter sales of $496.2 million

•	Earnings from continuing operations of $30.2 million, or $0.97 per diluted share

•	Adjusted earnings from continuing operations of $41.2 million, or $1.33 per diluted share

•	Year-to-date free cash flow conversion 116% of net income

•	Updated full-year 2015 adjusted EPS guidance

BELLEVUE, Wash., September 3, 2015 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the fiscal third quarter ended July 31, 2015. Consolidated revenue of $496.2 million declined 2.0% compared with the year-ago period of $506.3 million. Foreign currency impacts were offset by sales from the Defense, Aerospace, and Training display business (DAT) acquired from Barco N.V. in the second quarter of fiscal 2015. Excluding these items, organic sales volume declined by 2.8%.

GAAP earnings from continuing operations in the third fiscal quarter of 2015 were $30.2 million, or $0.97 per diluted share, compared with $39.8 million, or $1.22 per diluted share, in the prior-year period. Adjusted earnings from continuing operations in the third quarter of fiscal 2015 were $41.2 million, or $1.33 per diluted share. This excludes $0.26 per diluted share related to the company’s previously disclosed integration and compliance activities and $0.10 per diluted share from the impact of DAT purchase accounting and integration costs (see Table 1).

Curtis Reusser, Esterline’s Chief Executive Officer, said, “During the third quarter we continued our work to reshape Esterline into a stronger company with increased efficiencies that will bring added value to our stakeholders. Activities this quarter included an important restructuring of our executive team and further advancement of our E3 operational excellence program. We were pleased to see solid improvement in our operating margins in the third quarter compared with the first half of this fiscal year.” Reusser continued, “Our end markets are fundamentally healthy and commercial aerospace, in particular, is supported by strong orders at the OEM level and robust airline profitability. In the short term, early 2016 sales growth could remain challenged, as most commercial aerospace production rates have stabilized and energy and general industrial markets are still under pressure.”

(more)

Page 2 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

Table 1: Effect of Certain Items on 3rd Fiscal Quarter

2015 Earnings from Continuing Operations

	$ million	EPS
Earnings – U.S. GAAP	$30.2	$0.97

Accelerated Integration Costs	2.3	0.08
Compliance Costs	5.8	0.18
DAT Net Loss	2.9	0.10

Adjusted Earnings	$41.2	$1.33

Including discontinued operations, net earnings for the fiscal third quarter of 2015 were $28.5 million, or $0.92 per diluted share, compared with $38.9 million, or $1.19 per diluted share, in the prior-year period. Net earnings in the third quarter of fiscal 2015 included a $1.7 million loss from discontinued operations, while the prior-year period included a $0.9 million loss from discontinued operations.

New orders in the third quarter of fiscal 2015 were $508.7 million, including $49.3 million from DAT, compared with $515.1 million in the year-ago period. Backlog at the end of the third quarter of fiscal 2015 was $1.28 billion, compared with $1.25 billion at the end of the third quarter of fiscal 2014. Third quarter backlog for 2015 includes $190.8 million from DAT.

Gross margin as a percentage of sales in the third quarter of fiscal 2015 was 34.2%, compared with 35.0% in the prior-year period. The lower gross margin relative to the prior year primarily reflects lower sales volumes and unfavorable sales mix in Avionics & Controls and Advanced Materials.

Fiscal third quarter selling, general and administrative (SG&A) expense as a percentage of sales was 18.5%, compared with the prior-year level of 17.6%. Higher SG&A was attributable to the addition of DAT and increased compliance costs. On an adjusted basis that excludes incremental compliance costs and the DAT impact, fiscal third quarter 2015 SG&A expense as a percentage of sales was 16.4%, compared with an adjusted prior-year level of 17.1%. Foreign exchange translation drove part of this improvement.

During the fiscal third quarter the company incurred integration and certain pre-tax incremental compliance costs of $9.9 million; $7.1 million was reported in SG&A expense, $1.4 million was reflected in gross margin, and $1.4 million was reported as restructuring charges. In the prior-year period for these activities, the company incurred pre-tax costs of $7.7 million; $3.4 million was reported as restructuring charges, $2.3 million was reported in SG&A expense, and $2.0 million was reflected in gross margin. The company’s integration efforts remain on track.

Research, development and engineering (R&D) spending in the third quarter of fiscal 2015 was $29.2 million, or 5.9% of sales, compared with $24.3 million, or 4.8% of sales, in the prior-year period. Excluding the impact of DAT, the company’s R&D was 4.6% of sales in the third quarter of fiscal 2015. The company expects full-year R&D spending to be approximately 5.5% of sales.

(more)

Page 3 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

The company’s income tax rate in the third quarter of fiscal 2015 was 17.4%, compared with 23.7% in the prior-year period. The lower tax rate was driven by higher discrete tax benefits and the DAT net loss. The company expects the full-year income tax rate for fiscal 2015 to be approximately 20%.

Cash flow from operations was $104.2 million through the nine months ended July 31, 2015, driving strong free cash flow conversion at 116% of net income. The company repurchased 1.4 million shares in the fiscal 2015 third quarter for $132.2 million. Since the company launched its share repurchase program in July 2014, it has repurchased 2.8 million shares for $289.8 million. The company’s total approved share repurchase level is $400 million.

Through the third fiscal quarter of 2015, sales decreased 4.0% to $1.4 billion, compared with $1.5 billion in the prior year. Year-to-date foreign currency translation effects were mostly offset by sales from the recently acquired DAT operations. Excluding these items, organic sales volumes declined by 3.5% in the first nine months of fiscal 2015.

Year-to-date GAAP earnings from continuing operations were $76.9 million, or $2.44 per diluted share, compared with $114.4 million, or $3.53 per diluted share, in the prior-year period. Excluding discrete costs described in Table 2 below, adjusted earnings from continuing operations through the third fiscal quarter of 2015 were $106.5 million, or $3.38 per diluted share, compared with the adjusted year-ago period results of $131.3 million, or $4.05 per diluted share.

Table 2: Effect of Certain Items on YTD

2015 Earnings from Continuing Operations

	$ million	EPS
Earnings – U.S. GAAP	$76.9	$2.44

Accelerated Integration Costs	8.1	0.25
Compliance Costs	12.0	0.38
DAT Closing Expenses	4.7	0.15
DAT Net Loss	8.5	0.27
Long-term Contract Adjustments	7.7	0.25
Pension Expense	2.3	0.07
Non-Income Tax Gain	(13.7)	(0.43)

Adjusted Earnings	$106.5	$3.38

(more)

Page 4 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

Adjusted Guidance for 11-month Fiscal 2015

The company has updated its full-year guidance for the 11-month fiscal year ended October 2, 2015, to reflect third quarter results and expectations for the fiscal fourth quarter. The company expects full-year revenue to be in a range of $1.78 billion to $1.80 billion, including approximately $100 million from DAT. Full-year adjusted earnings from continuing operations, which incorporates $3.38 per diluted share for year-to-date adjusted results, are expected in a range of $4.35 to $4.45 per diluted share. The updated adjusted earnings per share guidance excludes fiscal fourth quarter costs expected for integration and compliance, expenses related to the 7% Senior Note redemption, and costs associated with DAT purchase accounting and integration.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 1-866-953-6859; outside the U.S., use 617-399-3483. The pass code for the call is: 53962953. The company has posted a presentation on its website (www.esterline.com) under “Presentations” in the Investor Relations section to provide additional information about its third fiscal quarter operational and financial results. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), adjusted SG&A expense as a percentage of sales, adjusted R&D expense as a percentage of sales, adjusted gross margin, and free cash flow conversion—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consists of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs as well as discrete items associated with our acquisition of the DAT business in January 2015, adjustments to reserves on long-term contracts incurred in the periods presented and unique amounts related to pension expense and a non-income tax gain, in each case, as further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented. EBIT is defined as operating earnings from continuing operations. Adjusted EBIT excludes the same costs excluded from adjusted earnings from continuing operations and excludes DAT sales of $32 million from GAAP sales. Fiscal third quarter 2015 adjusted SG&A expense as a percentage of sales excludes the cost of certain compliance costs of $7 million as well as DAT’s SG&A expense of $9 million from GAAP SG&A. The calculation also excludes DAT’s sales from GAAP sales. Fiscal third quarter 2014 adjusted SG&A expense as a percentage of sales excludes the cost of certain integration and compliance costs of $2 million from GAAP SG&A. Adjusted R&D as a percentage of sales excludes $8

(more)

Page 5 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

million of DAT R&D expense from GAAP R&D and excludes DAT sales from GAAP sales. Adjusted gross margin excludes the cost of certain integration activities and DAT’s gross margin from GAAP gross margin and excludes DAT’s sales from GAAP sales. Year-to-date 2015 free cash flow conversion is calculated by dividing free cash flow of $66 million (cash flow from operations of $104 million less capital expenditures of $38 million) by net earnings of $57 million. In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations.

In millions, except per share amounts
	Three Months Ended		Three Months Ended
	July 31, 2015		August 1, 2014
		Per Diluted		Per Diluted
		Share		Share
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$30.2	$0.97	$39.8	$1.22
Accelerated Integration Costs, Net of $0.5 and $1.2 Tax Benefit	2.3	0.08	4.2	0.13
Compliance Costs, Net of $1.3 and $0.5 Tax Benefit	5.8	0.18	1.8	0.06
DAT Net Loss, Net of $0.8 Tax Benefit	2.9	0.10	—	—

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$41.2	$1.33	$45.8	$1.41

In millions, except per share amounts
	Nine Months Ended		Nine Months Ended
	July 31, 2015		August 1, 2014
		Per Diluted		Per Diluted
		Share		Share
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$76.9	$2.44	$114.4	$3.53
Accelerated Integration Costs, Net of $2.0 and $3.0 Tax Benefit	8.1	0.25	11.4	0.35
Compliance Costs, Net of $3.0 and $1.4 Tax Benefit	12.0	0.38	5.5	0.17
DAT Closing Expenses, Net of $1.3 Tax Benefit	4.7	0.15	—	—
DAT Net Loss, Net of $2.0 Tax Benefit	8.5	0.27	—	—
Long-term Contract Adjustments, Net of $2.2 Tax Benefit	7.7	0.25	—	—
Pension Expense, Net of $0.7 Tax Benefit	2.3	0.07	—	—
Non-Income Tax Gain, Net of $4.4 Tax Expense	(13.7)	(0.43)	—	—

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$106.5	$3.38	$131.3	$4.05

(more)

Page 6 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

EDITOR: See attached Consolidated Statement of Operations, Consolidated Sales and Earnings from Continuing Operations by Segment, and Consolidated Balance Sheet

Page 7 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2015	2014	2015	2014
Segment Sales
Avionics & Controls	$207,467	$192,860	$594,534	$571,366
Sensors & Systems	175,530	192,246	515,611	579,131
Advanced Materials	113,220	121,203	332,496	352,613

Net Sales	496,217	506,309	1,442,641	1,503,110

Cost of Sales	326,421	329,222	963,844	976,063

	169,796	177,087	478,797	527,047
Expenses
Selling, general and administrative	91,968	88,884	286,366	270,051
Research, development and engineering	29,245	24,259	78,700	75,441
Restructuring charges	1,403	3,405	5,375	10,279
Other income	—	—	(12,744)	—

Total Expenses	122,616	116,548	357,697	355,771

Operating Earnings From Continuing Operations	47,180	60,539	121,100	171,276
Interest Income	(144)	(145)	(447)	(400)
Interest Expense	10,618	7,865	25,023	24,924
Loss on Extinguishment of Debt	—	533	329	533

Earnings From Continuing Operations Before Income Taxes	36,706	52,286	96,195	146,219
Income Tax Expense	6,405	12,403	19,097	31,415

Earnings From Continuing Operations Including Noncontrolling Interests	30,301	39,883	77,098	114,804
Earnings Attributable to Noncontrolling Interests	(111)	(46)	(218)	(429)

Earnings From Continuing Operations Attributable to Esterline, Net of Tax	30,190	39,837	76,880	114,375
Loss From Discontinued Operations, Attributable to Esterline, Net of Tax	(1,693)	(929)	(20,254)	(8,485)

Net Earnings Attributable to Esterline	$28,497	$38,908	$56,626	$105,890

Earnings (Loss) Per Share—Basic:
Continuing Operations	$1.00	$1.25	$2.48	$3.60
Discontinued Operations	(.06)	(.03)	(.65)	(.27)

Earnings (Loss) Per Share—Basic	$.94	$1.22	$1.83	$3.33

Earnings (Loss) Per Share—Diluted:
Continuing Operations	$.97	$1.22	$2.44	$3.53
Discontinued Operations	(.05)	(.03)	(.64)	(.26)

Earnings (Loss) Per Share—Diluted	$.92	$1.19	$1.80	$3.27

Weighted Average Number of Shares Outstanding—Basic	30,397	31,995	31,003	31,818
Weighted Average Number of Shares Outstanding—Diluted	30,914	32,591	31,531	32,427

Page 8 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2015	2014	2015	2014
Segment Sales
Avionics & Controls	$207,467	$192,860	$594,534	$571,366
Sensors & Systems	175,530	192,246	515,611	579,131
Advanced Materials	113,220	121,203	332,496	352,613

Net Sales	$496,217	$506,309	$1,442,641	$1,503,110

Earnings From Continuing Operations Before Income Taxes
Avionics & Controls	$23,473	$30,902	$52,024	$81,952
Sensors & Systems	23,356	18,055	55,491	61,811
Advanced Materials	24,396	27,724	65,908	75,911

Segment Earnings	71,225	76,681	173,423	219,674

Corporate expense	(24,045)	(16,142)	(65,067)	(48,398)
Other income	—	—	12,744	—
Interest income	144	145	447	400
Interest expense	(10,618)	(7,865)	(25,023)	(24,924)
Loss on extinguishment of debt	—	(533)	(329)	(533)

Earnings From Continuing Operations Before Income Taxes	$36,706	$52,286	$96,195	$146,219

Page 9 of 9 Esterline Reports Financial Results for Fiscal Third Quarter 2015

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	July 31,	August 1,
	2015	2014
Assets
Current Assets
Cash and cash equivalents	$187,682	$210,456
Accounts receivable, net	373,699	361,827
Inventories	469,700	493,812
Income tax refundable	17,515	7,681
Deferred income tax benefits	36,945	50,716
Prepaid expenses	21,407	24,816
Other current assets	17,196	4,286
Current assets held for sale	14,398	—

Total Current Assets	1,138,542	1,153,594

Property, Plant and Equipment, Net	306,391	363,205

Other Non-Current Assets
Goodwill	1,040,443	1,132,987
Intangibles, net	459,968	560,893
Debt issuance costs, net	11,035	4,637
Deferred income tax benefits	75,612	68,416
Other assets	22,103	24,726
Non-current assets held for sale	31,558	—

	$3,085,652	$3,308,458

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$111,415	$123,376
Accrued liabilities	267,386	238,968
Current maturities of long-term debt	1,014	12,822
Deferred income tax liabilities	2,993	3,205
Federal and foreign income taxes	3,853	2,309
Current liabilities held for sale	8,885	—

Total Current Liabilities	395,546	380,680

Long-Term Liabilities
Credit facilities	200,000	115,000
Long-term debt, net of current maturities	712,809	513,119
Deferred income tax liabilities	133,499	178,796
Pension and post-retirement obligations	56,758	62,759
Other liabilities	30,512	47,313
Non-current liabilities held for sale	1,859	—
Total Shareholders’ Equity	1,554,669	2,010,791

	$3,085,652	$3,308,458